SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

United Financial Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transactions applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule

0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

March 16, 2011

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of United Financial Bancorp, Inc. (the “Company”). The annual meeting will be held at the Majestic Theatre located at 131 Elm Street, West Springfield, Massachusetts at 11:00 a.m., local time, on April 21, 2011.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of our independent registered public accounting firm, will be present to respond to any questions that you may have. Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of the Company.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

Richard B. Collins

Chairman, President and Chief Executive Officer

Please note that if you hold your shares in street name, to be able to vote your shares, you must instruct your broker, bank or other nominee how to vote on the election of directors. Please save us additional solicitation costs by returning your instructions today. Your vote is important.

United Financial Bancorp, Inc.

95 Elm Street

West Springfield, Massachusetts 01089

(413) 787-1700

Notice of Annual Meeting of Stockholders

On Thursday, April 21, 2011, United Financial Bancorp, Inc. will hold its annual meeting of stockholders at the Majestic Theatre located at 131 Elm Street, West Springfield, Massachusetts. The meeting will begin at 11:00 a.m., local time. At the meeting, stockholders will consider and act on the following:

1.	The election of three directors to serve for a term of three years;

2.	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011;

3.	The approval of an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement;

4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers; and

5.	Such other matters as may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record at the close of business on March 4, 2011 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. Your proxy will not be used if you attend the meeting and vote in person.

By Order of the Board of Directors

Terry J. Bennett

Corporate Secretary

West Springfield, Massachusetts

March 16, 2011

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

United Financial Bancorp, Inc.

Proxy Statement

UNITED FINANCIAL BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United Financial”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for United Bank. The annual meeting will be held at the Majestic Theatre located at 131 Elm Street, West Springfield, Massachusetts on April 21, 2011 at 11:00 a.m., local time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about March 16, 2011.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on April 21, 2011

This proxy statement, including the notice of annual meeting of stockholders, and United Financial Bancorp, Inc.’s 2010 annual report to stockholders are each available at http://www.ubnkproxymaterials.com.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your United Financial common stock if the records of the Company show that you held your shares as of the close of business on March 4, 2011. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing it on how to vote your shares.

As of the close of business on March 4, 2011, 16,096,035 shares of United Financial common stock were outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on March 4, 2011, you may attend the meeting. However, if you hold your shares in street name, you will need photo identification and proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of United

Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if a majority of the issued and outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

Vote Required for Proposals.  In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting to approve the appointment of Grant Thornton LLP as the independent registered public accounting firm you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting.

In voting on the advisory resolution to approve the compensation of the Company’s named executive officers, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. The results of the vote on the compensation of the named executive officers are not binding on the Board of Directors.

In voting on the frequency of the stockholder vote to approve the compensation of the named executive officers, you may vote for a frequency of one, two, or three years or abstain from voting. This matter will be determined by a plurality of the votes cast at the annual meeting. The results of this vote are not binding on the Board of Directors.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement) or with respect to either of the advisory votes regarding the compensation of our named executive officers (Items 3 and 4 of this Proxy Statement). Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or for the advisory votes regarding the compensation of our named executive officers, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of United Financial to request that you allow your shares of United Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of United Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm;

•	“FOR” the approval of the compensation of the Company’s named executive officers; and

•	To hold the advisory vote to approve the compensation of the named executive officers every year.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your United Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of the Company in writing before your United Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your United Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in the ESOP

If you participate in the United Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for each plan that reflects the shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the ESOP, all allocated shares of United Financial common stock held by the ESOP are voted by the ESOP trustee, as directed by plan participants. All unallocated shares of United Financial held by the ESOP and all allocated shares for which no timely voting instructions are received are voted by the ESOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties. The plan trustee will vote all shares held in the trust for which it does not receive timely voting instructions as directed by United Financial.  The deadline for returning your voting instructions is April  14, 2011.

Corporate Governance and Board Matters

Director Independence

The Board of Directors has determined that, except for Richard B. Collins, each member of the Board of Directors is an “independent director” within the meaning of the listing standards of the Nasdaq Global Select Market. Mr. Collins is not considered independent because he is the President and Chief Executive Officer of the Company. In determining the independence of the directors, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to the Company’s independent directors as follows:

Independent Director	Aggregate Loan Balances Outstanding at December 31, 2010
Carol Moore Cutting	$42,519
Kevin E. Ross	133,100
Robert A. Stewart, Jr.	1,156,487
Thomas H. Themistos	124,870
Michael F. Werenski	78,247

In determining the independence of the directors, the Board of Directors also considered the following:

•	Sponsorships, grants and tuition totaling $14,000 given to Bay Path College, of which Carol A. Leary is President;

•	Fees totaling $12,400 for advertising on Cutting Edge Broadcasting Incorporated, a radio station of which Ms. Cutting is President and General Manager;

•	Automobile insurance discounts offered to our employees by Ross Insurance Agency, Inc., of which Mr. Ross is Vice President and Treasurer; and

•	Grants totaling $5,000 to Youth Opportunities Upheld, Inc., a non-profit organization, of which Paula A. Aiello is Chief Financial Officer.

Board Leadership Structure and Board’s Role in Risk Oversight

The Company’s Board of Directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as a separate Chairman and Chief Executive Officer, is necessary to achieve effective oversight. The Board of the Company is currently comprised of nine directors, eight of whom are independent directors under the listing standards of the Nasdaq Global Select Market. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of the Company.

While the offices of Chairman of the Board and President and Chief Executive Officer are not separated, the Board has created a Lead Director office to enhance Board independence and oversight. The Lead Director is selected from the independent directors of the Company’s Board of Directors for a four-year rotation. Among other things, the Lead Director is responsible for:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	approving the agenda for Board meetings and approving information sent to the Board;

•	representing the Board of Directors, where appropriate, including direct communication with Company stockholders; and

•	calling meetings of the independent directors.

The Lead Director position assists the Chairman of the Board with his Board duties thereby allowing him to better focus on his growing responsibilities as President and Chief Executive Officer of running the Company, enhancing stockholder value and expanding and strengthening our franchise. The Lead Director also meets annually with the Chair of the Compensation Committee to review the Chief Executive Officer’s performance. Mr. Stewart currently serves as the Lead Director. Mr. Stewart is independent under the listing requirements of the Nasdaq Global Select Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Stock Ownership Guidelines

The Board of Directors of the Company believes that it is in the best interest of the Company and its stockholders to align the personal financial interests of the Company’s directors and officers with those of stockholders of the Company. In addition, the Board of Directors believes that such stock ownership demonstrates a commitment to and belief in the long-term profitability of the Company and United Bank. Finally, the Board of Directors believes the adoption of stock ownership guidelines reflects the Company’s commitment to sound corporate governance. For these reasons, the Board of Directors maintains the following Stock Ownership Guidelines for certain senior officers of the Company and the Bank and the Board of Directors of the Company:

Outside Directors	All non-executive members of the Board of Directors must own Company common stock valued at four times the average Board fee paid to each outside director.

Chief Executive Officer	Our President and Chief Executive Officer must own Company common stock valued at four times his annual base salary.

Other Named Executive Officers	All other named executive officers must own Company common stock valued at three times his annual base salary.

Meetings and Committees of the Board of Directors

During 2010, the Board of Directors of the Company held 13 meetings and 12 meetings in executive session without management present. During 2010, no director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company and the Bank have standing Audit, Compensation and Governance Committees. The following table identifies these standing committees and their members as of March 4, 2011. All members of each committee are independent in accordance with the listing standards of the Nasdaq Global Select Market. Each of the committees operates under a written charter that governs its composition, responsibilities and operations. Each of the charters for the committees listed above is available in the Governance Documents portion of the Investors Relations section of the Company’s web site at www.bankatunited.com.

Director	Audit Committee	Compensation Committee	Governance Committee
Paula A. Aiello(1)
Richard B. Collins(1)
Michael F. Crowley(1)
Carol Moore Cutting	X	X	X
Carol A. Leary	X	X*	X
Kevin E. Ross	X*	X	X
Robert A. Stewart, Jr.	X	X	X
Thomas H. Themistos	X#	X	X*
Michael F. Werenski(1)

Number of Meetings in 2010	7	8	2

*	Chairperson
#	Audit committee financial expert
(1)	Serves on the Directors’ Loan Committee, which meets twice a month.

Audit Committee.  The Audit Committee is responsible for, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit the Company’s annual financial statements;

•	in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of the Company’s financial reporting processes, both internal and external;

•	approving the scope of the audit in advance;

•	reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•

considering whether the provision by the external auditors of services not related to the annual audit and quarterly reviews is consistent with maintaining the independence of the registered public accounting firm;

•	reviewing earnings and financial releases and quarterly reports filed with the Securities and Exchange Commission;

•	consulting with the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm; and

•	reviewing the adequacy of the audit committee charter.

Compensation Committee.  The Compensation Committee is appointed by the Board of Directors of the Company to assist the Board in developing compensation philosophy, criteria, goals and policies for the Company’s executive officers that reflect the values and strategic objectives of the Company and the Bank and that align their interests with the interests of the stockholders. The Committee reviews the performance of and annually recommends to the full Board the compensation and benefits of the Company’s executive officers (including the Chief Executive Officer). The Committee administers the Company’s compensation plans, including the equity plans, the employee stock ownership plan and cash incentive plans. The Committee reviews and evaluates the terms of employment and severance agreements/arrangements for executive officers, including any change of control and indemnification agreements. The Committee recommends to the full Board the compensation to be paid to directors of the Company and affiliates of the Company for their service on the Board. Finally, the Committee establishes annual compensation percentage increases for all Bank staff.

Consistent with new Securities and Exchange Commission disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our senior vice president of Human Resources has also assessed the Company’s executive and broad-based compensation and benefits to determine if the provisions and operations of the programs create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices, program analysis to identify risk and risk control related to the programs and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Governance Committee.  The Governance Committee:

•	leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for stockholder approval;

•	reviews and monitors compliance with the Nasdaq Global Select Market listing requirements for board independence;

•

makes recommendations to the Board regarding the size and composition of the Board and develops and recommends to the Board criteria for the selection of individuals to be considered for election or re-election to the Board; and

•	reviews the committee structure and makes recommendations to the Board regarding committee membership.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website at www.bankatunited.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

Attendance at Annual Meeting

While the Company has no formal policy on director attendance at annual meetings of stockholders, all directors are encouraged to attend. All directors attended the 2010 annual meeting of stockholders.

Directors’ Compensation

Director Fees.  Each director is compensated by the Bank unless a Company Board or committee meeting is on a separate day from a Bank Board or committee meeting. In that case, the Company director earns the same fees as would have been paid for a Bank director or committee meeting. Each non-employee director is paid a fee of $950 per Board meeting attended, with one excused paid absence allowed (for regularly scheduled meetings only) during the course of the year. Additionally, directors are permitted one paid remote board meeting and one paid remote committee meeting each year. Each non-employee director serving on a Board committee is paid a fee of $550 ($650 for the Audit Committee) per committee meeting attended. Each non-employee director also receives a fee of $550 for attending outside workshops on topics relating to their service.

In addition to these per-meeting fees, each non-employee director is paid an annual retainer of $10,000, except for the Lead Director, the Audit Committee Chairperson, the Compensation Committee Chairperson and the Governance Committee Chairperson, who are paid an annual retainer of $13,000, $14,000, $14,000 and $12,000, respectively.

Director Retirement Plan.  The United Bank 2007 Director Retirement Plan provides for the payment of normal retirement benefits upon the director’s separation from service on or after attainment of his normal retirement age (age 72 or age 65 with ten years of service). The normal annual retirement benefit is generally equal to 70% of the average annual director’s fees over the highest three years of a director’s final ten years of service, and is payable in ten annual installments commencing within 60 days after the director’s separation from service. If a participant has a separation from service before his normal retirement date (other than due to termination for cause, disability or death), the participant is entitled to a lesser benefit payable in ten annual installments commencing at age 65. The amount payable will be determined by multiplying the normal retirement benefit by the director’s benefit percentage, which is 10% for each year of service, up to 100%. In the event of a separation from service due to death, disability or a change in control, a participant receives 100% of his retirement benefit. A director may elect to receive his normal retirement benefit or early termination benefit payable in a lump sum rather than 10 annual installments, if such election was made before December 31, 2007, or if later, within 30 days of his initial participation in the Director Retirement Plan. As of December 31, 2010, director Ross has elected to receive his benefit in ten equal installments. All other directors have elected to receive their benefit in a lump sum.

In the event of a change in control of the Company, each director will receive a lump sum payment equal to his normal retirement benefit. Payments will be made within 30 days of the change in control. If a director dies while serving on the board, the director’s beneficiary will be entitled to the normal retirement benefit as if the director had survived until normal retirement age, provided that the average annual director’s fees will be determined as of the director’s date of death, and will be payable in the form selected by the director within 60 days of the director’s death. If the director dies after separation from service but before payments of his benefits under the Director Retirement Plan have commenced, or after payments have commenced but before they are completed, the director’s beneficiary will be entitled to the benefits in the form that would have been paid to the director. If a director is terminated for cause, the director will forfeit all rights to benefits under the Director Retirement Plan.

The following table sets forth for the year ended December 31, 2010 certain information as to the total remuneration we paid to our directors other than Mr. Collins. Mr. Collins is not compensated for his services as a director.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)		All other compensation (2)	Total ($)

Paula A. Aiello	$35,550	$—	$—	$11,957		$1,425	$48,932
Michael F. Crowley	35,550	—	—	27,778		3,003	66,331
Carol Moore Cutting	32,250	—	—	24,479		3,003	59,732
Carol A. Leary	34,350	—	—	38,764		3,003	76,117
G. Todd Marchant(3)	12,650	—	—	—	(4)	2,529	15,179
Kevin E. Ross	35,150	—	—	14,277		3,003	52,430
Robert A. Stewart, Jr.	34,850	—	—	15,139		3,003	52,992
Thomas H. Themistos	33,600	—	—	22,994		3,003	59,547
Michael F. Werenski	35,550	—	—	5,610		3,003	44,163

(1)	The following table provides certain additional information concerning the option awards and shares of restricted stock of our non-employee directors for fiscal 2010:

Name	Restricted Stock Awards Outstanding at December 31, 2010	Option Awards Outstanding at December 31, 2010

Paula A. Aiello	3,800	10,250
Michael F. Crowley	7,678	41,836
Carol Moore Cutting	7,678	41,836
Carol A. Leary	7,678	41,836
G. Todd Marchant	5,700	12,300
Kevin E. Ross	7,678	41,836
Robert A. Stewart, Jr.	7,678	41,836
Thomas H. Themistos	7,678	41,836
Michael F. Werenski	7,678	41,836

(2)	Represents the value of dividends on unvested shares of restricted stock.
(3)	Mr. Marchant retired from the Company’s Board of Directors effective April 15, 2010.
(4)	Mr. Marchant’s deferred compensation earnings decreased $16,967 in 2010.

Stock Ownership

Persons and groups who beneficially own in excess of five percent of the common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership. The following table sets forth, as of March 4, 2011, the shares of common stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of common stock.

Name of Address of Beneficial Owners	Amount of Shares Owned	Percent of Common Stock Outstanding

United Bank Employee Stock Ownership Plan(1) 95 Elm Street West Springfield, Massachusetts 01089	1,414,529	8.8%

BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	1,239,014	7.7%

Dimensional Fund Advisors, LP(3) Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	945,713	5.9%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011.

The following table provides information about the shares of United Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table and by all directors, nominees for director and executive officers of the Company as a group as of March 4, 2011. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting power and sole investment power with respect to the shares shown. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. The number of shares beneficially owned by all directors, nominees and executive officers as a group totaled 7.5% of our common stock as of March 4, 2011. Each director, director nominee and named executive officer owned less than 1% of our outstanding common stock as of that date, except for Mr. Collins who owned 1.7% as of that date.

Name	Number of Shares Owned (excluding options) (1)(2)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Total
Directors
Paula A. Aiello	4,894		2,050	6,944
Richard B. Collins	137,922	(3)	145,449	283,371
Michael F. Crowley	35,997	(4)	25,268	61,265
Carol Moore Cutting	22,444	(5)	25,268	47,712
Carol A. Leary	25,091		25,268	50,359
Kevin E. Ross	22,989		25,268	48,257
Robert A. Stewart, Jr.	27,789	(6)	25,268	53,057
Thomas H. Themistos	22,885		25,268	48,153
Michael F. Werenski	51,608	(7)	25,268	76,876
Named Executive Officers Who are Not Directors
Keith E. Harvey	67,603		72,724	140,327
Mark A. Roberts	51,930	(8)	72,724	124,653
J. Jeffrey Sullivan	53,561		72,724	126,285
Charles R. Valade	40,547	(9)	35,584	76,131
All Directors, Nominees and Executive Officers as a group (15 persons)	622,763		637,031	1,259,794

(1)	Includes shares allocated to the account of the individuals under the United Bank Employee Stock Ownership Plan, with respect to which each individual has voting but not investment power as follows: Mr. Collins—8,852 shares; Mr. Harvey—8,241 shares; Mr. Roberts—3,395 shares; Mr. Sullivan—8,170 shares; Mr. Valade—951 shares; and for all executive officers not individually listed in the table —9,050 shares.
(2)	Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows: Ms. Aiello—3,800 shares; Mr. Collins—40,812 shares; Mr. Crowley—7,678 shares; Ms. Cutting—7,678 shares; Ms. Leary—7,678 shares; Mr. Ross— 7,678 shares; Mr. Stewart—7,678 shares; Mr. Themistos—7,678 shares; Mr. Werenski—7,678 shares; Mr. Harvey—20,204 shares; Mr. Roberts—18,435 shares; Mr. Sullivan—20,204 shares; Mr. Valade—20,000 shares; and for all executive officers not individually listed in the table —16,164 shares.
(3)	Includes 15,611 shares of common stock held by Mr. Collins’ spouse and 10,000 shares held in Mr. Collins’ individual retirement account.
(4)	Includes 5,203 shares of common stock held in Mr. Crowley’s individual retirement account, 4,663 shares of common stock jointly held by Mr. Crowley and his son and 3,662 shares of common stock held by Mr. Crowley as custodian for his daughter.
(5)	Includes 2,601 shares of common stock held in Ms. Cutting’s individual retirement account and 52 shares of common stock held by a corporation.
(6)	Includes 5,800 shares held in Mr. Stewart’s individual retirement account.
(7)	Includes 4,787 shares of common stock held by Mr. Werenski’s spouse’s individual retirement account, 5,827 shares of common stock held in Mr. Werenski’s individual retirement accounts and 208 shares of common stock held by Mr. Werenski’s spouse.
(8)	Includes 1,148 shares of common stock held in Mr. Roberts’ individual retirement account.
(9)	Includes 15,180 shares in Mr. Valade’s individual retirement account and 82 shares held by Mr. Valade’s spouse as custodian for their child.

Proposal 1 — Election of Directors

The Company’s Board of Directors consists of nine members. The Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. Three directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified. The nominees for election are Paula A. Aiello, Richard B. Collins and Michael F. Werenski.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above. If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2010. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of United Bank. Based on their respective experiences, qualifications, attributes and skills set forth below, the Board of Directors has determined that each current director and nominee should serve as a director.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2014:

Paula A. Aiello is Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. of Worcester, and serves on the audit, finance and investment committees for the organization. She is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Central Massachusetts Financial Executives Organization. Ms. Aiello served as a director of CNB Financial Corp. from July 2008 until it was acquired by United Financial in November 2009. Age 48.

Ms. Aiello is a certified public accountant with public accounting experience and has the financial background to qualify as an audit committee financial expert. She currently serves on the Directors’ Loan Committee and brings knowledge of the Worcester Region and on the commercial credits that were acquired in the acquisition of Commonwealth National Bank.

Richard B. Collins is President and Chief Executive Officer of the Company and the Bank. Mr. Collins joined the Bank in 2001 as President. Mr. Collins became the Chief Executive Officer and joined the Bank’s Board of Directors in 2002 and became Chairman of the Board in 2007. Prior to his affiliation with the Bank, Mr. Collins was President and Chief Executive Officer of First Massachusetts Bank, N.A. Age 68. Director since 2002.

Mr. Collins’ extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operation of the Bank. Mr. Collins’ knowledge of all aspects of the Company’s and the Bank’s business position him well to continue to serve as our President and Chief Executive Officer.

Michael F. Werenski is President and Treasurer of Marion & Werenski Insurance and Real Estate Agency, Inc., located in South Hadley, Massachusetts. Age 51. Director since 1991.

Mr. Werenski currently serves on the Directors’ Loan Committee and provides the Board with critical experience in commercial and consumer real estate and insurance matters. In addition, Mr. Werenski possesses substantial small business management experience, specifically within the region in which the Company conducts its business.

Directors Continuing in Office

The following directors have terms ending in 2012:

Kevin E. Ross is Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts. Age 58. Director since 1991.

Mr. Ross provides unique insight into the Holyoke market and its surrounding areas. Additionally, Mr. Ross provides the Board with the value of his experience in the insurance and financial services industries.

Robert A. Stewart, Jr. is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency, located in Springfield, Massachusetts. Age 59. Director since 1991.

Mr. Stewart provides the Board with additional expertise in matters relating to insurance and financial services.

Thomas H. Themistos, CPA/PFS is a Tax/Financial Advisor. He retired in 2007 from Kostin, Ruffkess & Company, LLC, a regional public accounting firm with offices in Springfield, Massachusetts and Farmington and New London, Connecticut. Previously, he was Managing Partner at Themistos & Dane, P.C., which merged with Kostin, Ruffkess & Company, LLC in September 2005. He is a member of the Massachusetts Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Age 71. Director since 2004.

Mr. Themistos provides expertise with regard to tax, financial and accounting matters. He has the background to qualify as the Company’s audit committee financial expert.

The following directors have terms ending in 2013:

Michael F. Crowley is President of Crowley Real Estate Appraisers, Inc., located in Wilbraham, Massachusetts. Age 52. Director since 2001.

Mr. Crowley has extensive experience in valuing commercial real estate throughout New England and is an important source of information on real estate matters for the Directors’ Loan Committee on which he serves.

Carol Moore Cutting is the owner, President and General Manager of Cutting Edge Broadcasting Incorporated, a radio station located in Northampton, Massachusetts. Age 62. Director since 2001.

Ms. Cutting is an entrepreneur and is active in both the business and civic communities in the Greater Springfield and Northampton areas. She has received numerous awards for business and civic leadership and is one of the area’s most visible minority leaders. She currently serves as the Chair of the United Bank Foundation.

Carol A. Leary is President of Bay Path College, located in Longmeadow, Massachusetts. Age 63. Director since 2001.

As the leader of a complex organization with hundreds of employees Ms. Leary brings significant executive experience to United Financial’s board deliberations. Ms. Leary serves on the board of directors of several major area not-for-profit organizations and her extensive knowledge of community affairs helps to ensure that United Financial is able to reach out to meet community needs where appropriate.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to be the Company’s independent registered public accounting firm for 2011, subject to ratification by stockholders. A representative of Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, other independent registered public accounting firms will be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for 2010 and 2009.

	2010	2009
Audit Fees	$367,231	$367,293
Audit-Related Fees(1)	–	193,793
Tax Fees	–	–
All Other Fees	–	–

(1)	Represents services related to the acquisition of CNB Financial Corp.

There were no non-audit services provided by Grant Thornton LLP in 2010 or 2009.

Approval of Services by the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to a particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its

Chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Proposal 3 — Advisory Vote on Executive Compensation

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by federal securities laws, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion contained in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the 2011 proxy statement is hereby approved.”

This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in this proxy statement.

Proposal 4 — Advisory Vote on the Frequency of the Stockholder Vote to Approve Executive Compensation

As part of the Board of Director’s commitment to excellence in corporate governance, and as required by federal securities laws, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking stockholders whether the advisory vote should occur every year, every two years or every three years.

The Board of Directors has considered the frequency of the advisory vote on the compensation of the Company’s named executive officers that it should recommend. After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of the Company’s named executive officers to stockholders, the Board recommends submitting the advisory vote on the compensation of the Company’s named executive officers to stockholders annually.

The Board of Directors believes an annual advisory vote on the compensation of the Company’s named executive officers will allow the Board to obtain information on stockholders’ views of the compensation of the Company’s named executive officers on a more consistent basis. In addition, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers will provide the Board of Directors and the Compensation Committee with frequent input from stockholders on the Company’s compensation programs for its named executive officers. Finally, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers aligns more closely with the Company’s objective to engage in regular dialogue with its stockholders on corporate governance matters, including the Company’s executive compensation philosophy, policies and programs.

This advisory vote on the frequency of the vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote to hold the advisory vote on the compensation of the Company’s named executive officers every year.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

of United Financial Bancorp, Inc.

Kevin E. Ross, Chair

Carol Moore Cutting

Carol A. Leary

Robert A. Stewart, Jr.

Thomas H. Themistos

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee of the Board of Directors

of United Financial Bancorp, Inc.

Carol A. Leary, Chair

Carol Moore Cutting

Kevin E. Ross

Robert A. Stewart, Jr.

Thomas H. Themistos

Compensation Discussion and Analysis

Executive Summary

Business Highlights

2010 was a year of strong financial performance for United Financial and its affiliates. We achieved several notable accomplishments including:

•	Net income of $10.0 million, or $0.65 per diluted share, compared to net income of $5.8 million, or $0.38 per share for 2009;

•

Improvements in asset quality as non-performing assets decreased from $17.9 million at December 31, 2009 to $11.0 million at December 31, 2010. Non-performing assets were 0.69% of total assets at December 31, 2010;

•	Increases in commercial real estate loans and commercial and industrial loans of $24.2 million, despite a difficult economy and continued conservative underwriting standards; and

•	An increase in total deposits of 10%, including an increase in core account balances of 20% as the Company continues to expand its Worcester franchise.

As compared to our peers, our financial performance in 2010 was above the 75th percentile in several areas, including earnings per share growth and three year total shareholder return. See “Peer Group” for a list of the publicly traded financial institutions that make up our peer group.

Compensation Highlights

It is the intent of the Compensation Committee to ensure our executive compensation programs support our goals to align pay with performance and maximize shareholder value without encouraging excessive risk. To ensure our objectives are achieved, the Compensation Committee took the following actions related to our named executive officers’ compensation and benefit arrangements for 2010:

•

The Compensation Committee conducted a 360 degree assessment review of our chief executive officer for purposes of merit pay adjustments. This type of performance appraisal encompasses a full board assessment of our chief executive officer’s job performance, along with input from those executives that report directly to him. The Compensation Committee reviewed the information gathered in the 360 degree assessment and concluded that our chief executive officer continues to exhibit strong business and leadership skills and is moving the Company in a direction that continues to enhance long-term shareholder value. Most notably, his efforts to insure a successful conversion and integration of Commonwealth National Bank, are reflected in the Company’s strong financial performance in 2010. The Compensation Committee also noted that our chief executive officer serves as our chief spokesperson communicating effectively with our shareholders, as well as the customers of United Bank. In light of the Committee’s assessment, our chief executive officer received a merit pay adjustment of 3.25% bringing his base salary to $430,400, effective March 1, 2011.

•

The Compensation Committee reviewed market data represented by industry surveys and peer group data provided by the compensation consultant along with recommendations from our chief executive officer when making salary and incentive pay decisions for our other named executive officers. Our chief executive officer highlighted the 2010 accomplishments of his management team, specifically the critical role they played in the conversion and integration of Commonwealth National Bank, as well as management’s commitment to steady retail growth and a focus on credit quality. The Compensation Committee reviewed and accepted the salary adjustments recommended by our chief executive officer and effective March 1, 2011, increased base salary for our EVP, chief financial officer by 4.25% to $194,800 and increased the base salaries for our EVP, operations and retail sales, EVP chief lending officer and EVP, commercial lending officer by 3.25% to $204,100, $204,100 and $197,700, respectively. These salary adjustments reflect our continued philosophy to use the market median as a reference when setting base pay levels for our named executive officers, while also taking into consideration each executive’s experience and performance.

•

As a result of our strong financial performance and the successful achievement of individual performance goals, our named executive officers earned payments under our Annual Incentive Plan in 2010, which were paid in March 2011. Actual payouts ranged between 107% - 117% of target for the executive group. See “2010 Annual Incentive Plan” for information on the 2010 performance measures and payouts.

•

The Compensation Committee renewed our Chief Executive Officer’s employment agreement for an additional year, so that the term of the agreement, unless otherwise extended, will expire on April 30, 2013. The Compensation Committee also renewed the Change in Control Agreements for Messrs. Harvey, Roberts and Sullivan for an additional year, so that the term of those agreements will also expire, unless otherwise extended, on April 30, 2013. Mr. Valade’s Change in Control Agreement was amended in 2010 to coordinate the renewal date for the agreement with Mr. Valade’s annual performance review. Mr. Valade’s Change in Control Agreement will expire on May 1, 2013, unless otherwise extended by the Compensation Committee. None of our contracts or agreement provide for a gross up.

•

The Compensation Committee reviewed the overall perquisites provided to our named executive officers. Effective, July 1, 2010, the company elected to discontinue the payment of a car allowance. See “Executive Perquisites.”

•

The Compensation Committee reviewed our plans to ensure they incorporate features that mitigate potential for risk taking. Our plans have a balance of performance measures, caps in awards, and are ultimately provided at the discretion of the Compensation Committee. We have also developed a clawback policy as part of our 2011 Annual Incentive Plan and will continue to monitor this new policy as further guidance is released by the U.S. Securities and Exchange Commission as part of the Dodd-Frank Act.

Compensation Philosophy

Our compensation and benefits program for our named executive is designed to focus on motivating and retaining talented executives that can help us build our franchise and enhance long-term shareholder value. More specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Tie annual and long-term cash and stock incentives to the achievement of measurable corporate and individual performance;

•	Reward executives for enhancing long-term shareholder value;

•	Balance rewards for the achievement of both short-term and long-term Bank and individual objectives and ensuring sound risk management; and

•	Attract and retain talented members of senior management.

Management and the Compensation Committee of the Board of Directors work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns. The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by our peer group and should have a significant component tied to measurable Company performance.

Elements of Our Compensation and Benefits Program

To achieve our objectives, we structured a compensation and benefit program that provides our named executive officers with the following:

•	base pay;
•	annual cash incentives;
•	long-term equity awards;
•	retirement benefits;
•	executive agreements; and
•	executive perquisites.

The elements of an executive’s total compensation package will vary depending upon the executive’s job position and responsibilities.

Role of Compensation Committee

The Compensation Committee reviews all of the elements of compensation for our named executive officers annually to ensure we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy. The Compensation Committee operates under a written charter that establishes its responsibilities. The Compensation Committee and Board of Directors review the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s role. Under the charter, the Compensation Committee is also charged with general responsibility for the oversight and administration of the Bank and Company sponsored compensation and benefit plans. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

When making compensation decisions for our named executive officers, the Compensation Committee considers benchmark data to understand compensation paid to similarly situated executives at companies like United Bank. We use a compensation Peer Group as well as industry survey sources to result in a “market value”. See “Peer Group” for a list of the publicly traded financial institutions the Company uses to benchmark compensation and benefit practices for certain executives. Benchmarking compensation provides the Compensation Committee with a point of reference for measurement, but is not the determinative factor for our executive’s compensation. Our Compensation Committee also looks at internal pay equity and individual performance when making compensation decisions.

Role of Management

Management provides data, analyses, input and recommendations to the Compensation Committee through our chief executive officer and senior vice president of Human Resources. The Compensation Committee gives significant weight to our chief executive officer’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation. However, our chief executive officer does not participate in any decisions relating to his own compensation.

Role of Compensation Consultant

The Compensation Committee directly retained the services of Pearl Meyer & Partners, an independent compensation consultant, to assist the Company in evaluating its compensation practices and in developing and implementing its executive compensation program for 2010. As part of the compensation evaluation, Pearl Meyer & Partners assisted the Compensation Committee in the development of a peer group of financial institutions. Pearl Meyer & Partners provided the Compensation Committee with a benchmark report in December 2009 which focused on senior management compensation practices. The report provided market benchmark data and proposed pay grades and salary ranges as well as incentive targets that support our compensation philosophy to target median pay practice.

In December 2010, Pearl Meyer & Partners provided the Compensation Committee with updated information on base pay and total cash compensation information for executive officers using the same industry surveys and peer group as was used in 2009. The updated compensation data was used for purposes of merit increases and salary adjustments for our named executive officers for fiscal 2011. Pearl Meyer & Partners also provided the Compensation Committee with guidance on plan design features for our 2011 Annual Incentive Plan, specifically the inclusion of a clawback policy.

In addition, Pearl Meyer & Partners conducted a meeting in 2010 with the Compensation Committee for the purpose of providing the committee members and the Senior Vice President of Human Resources with continued education on regulatory and legislative changes impacting compensation practices for publically-traded companies. Pearl Meyer & Partners also worked with the Senior Vice President of Human Resources to assist in the development of a risk assessment program for the compensation and benefit plan arrangements sponsored by United Bank and United Financial.

A representative from Pearl Meyer & Partners attended one meeting of the Compensation Committee in person and one meeting by telephone in 2010 and met independently with the Compensation Committee Chair to review and set committee agendas. A representative also presented matters related to compensation to the full Board of Directors at the Company’s annual strategic planning retreat.

Peer Group

Each year our senior vice president of Human Resources meets with the Compensation Committee and its independent compensation consultant, Pearl Meyer & Partners, to review the list of companies selected to comprise our peer group and determine if adjustments need to be made. For purposes of benchmarking compensation in 2009 and 2010, our peer group consisted of the following companies:

Alliance Financial Corporation	Danvers Bancorp, Inc.
Arrow Financial Corporation	Enterprise Bancorp, Inc.
Bancorp Rhode Island, Inc.	Financial Institutions, Inc.
Bar Harbor Bankshares	First Bancorp, Inc.
Beacon Federal Bancorp, Inc.	Hingham Institution for Savings
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
Brookline Bancorp, Inc.	Merchants Bancshares, Inc.
Camden National Corporation	New Hampshire Thrift Bancshares, Inc.
Canandaigua National Corporation	Wainwright Bank and Trust Company
Century Bancorp, Inc.	Westfield Financial, Inc.
Chemung Financial Corporation	Wilber Corporation

These financial institutions were selected based on asset size ($800 million to $3.0 billion) and location in the Northeast Region of the United States (excluding the New York City metro area, banks with unique business models and banks controlled by mutual holding companies). The median and average of the peer group was approximately $1.4 billion in assets compared to United Financial’s $1.5 billion in assets.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salary ranges are targeted around the median (50th percentile) of our peer group. Actual individual salaries are determined using the peer group compensation data as reference but also with consideration of other factors, such as an executive’s qualifications, experience, position responsibilities and performance in relation to established goals.

2010 Annual Incentive Plan

The United Bank Annual Incentive Plan (the “AIP”) is designed to recognize and reward employees for their collective contribution to our success. All employees of the Company and its affiliates participated in the 2010 AIP, including our named executive officers.

AIP awards are based on a combination of Company and/or division performance goals. In 2010, there were five Company performance measures used under the AIP: earnings per share, deposit growth, non-performing loans/total loans (credit quality), net charge-offs/total loans (credit quality), and total non-interest expense. In addition, each executive officer had one performance goal specific to his or her role at United Bank which is measured more subjectively than the Company performance goals.

Incentive award opportunities for our named executive officers are 90% based on the Company performance goals and 10% based on individual goals specific to the executive’s division or role at United Bank. Every participant in the AIP has 50% of their incentive opportunity based on the Company’s earnings per share to ensure alignment with overall Company success and profitability. The remaining 40% of the Company goals were weighted to reflect each participant’s unique scope of responsibility and to reinforce accountability where most appropriate. See “2010 AIP Payouts” for a description of the Company and individual performance goals.

The AIP has an individual performance modifier which allows for an adjustment to the overall incentive payout (+/- 10%) to recognize other performance factors and contributions a participant has made during the plan year towards the Company’s success. The individual performance modifier is based upon a recommendation from either the chief executive officer (for the named executive officers) or the Compensation Committee (for the chief executive officer).

In 2010, each AIP participant had a target incentive opportunity based on competitive market practice for his/her position in the Bank. Each participant’s incentive opportunity is represented as a percentage of base salary. Actual incentive payouts, however, vary each year based on a combination of Company, division, and/or individual performance from 0% - 150% of target (0% payout for not achieving goal, 50% for threshold/minimum performance and up to 150% for stretch/maximum performance). The table below summarizes the incentive payout opportunities for 2010:

Position	2010 Incentive Opportunity (as a Percent of Base Salary)
	Threshold Incentive Opportunity (50% of target)	Target Incentive Opportunity (100%)*	Stretch Incentive Opportunity (150% of target)
President and Chief Executive Officer	10.5%	21.0%	31.5%
Other Named Executive Officers	8.75%	17.5%	26.25%

*	The 2010 incentive targets are 70% of the AIP’s stated incentive target opportunities (30% of base salary for our chief executive officer and 25% of base salary for our other named executive officers). The 2010 adjustment was made to reflect budget goals.

2010 Annual Incentive Plan Payouts

The following charts summarize the 2010 Annual Incentive Plan payouts made to each of the participating named executive officers. The charts set forth each officer’s incentive goals which include Company financial performance measures and the functional performance goal. Information is also provided on threshold, target and stretch levels for measuring the Bank performance and the weight given to each performance goal. The chart further illustrates the Bank’s actual performance under the noted measures and the corresponding payout. All dollar amounts listed in the charts are in millions, with the exception of the amounts listed under Expense Control. For 2010, the Compensation Committee did not adjust the named executive officers’ incentives using the individual performance modifier.

President and Chief Executive Officer

	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Earnings Per Share	50.0%	$0.54	$0.68	$0.82	5.250%	10.500%	15.750%	$0.70	107%	$45,776
Deposit Growth	20.0%	5.89%	7.37%	8.84%	2.100%	4.200%	6.300%	7.76%	113%	$19,357
Credit Quality
Non Performing/ Total Loans	5.0%	1.37%	1.14%	0.91%	0.525%	1.050%	1.575%	0.88%	150%	$6,409
Net Charge-offs/ Average Loans	5.0%	0.31%	0.26%	0.21%	0.525%	1.050%	1.575%	0.14%	150%	$6,409
Expense Control(1)	10.0%	$50,890	$42,409	$33,927	1.050%	2.100%	3.150%	$42,693	98%	$8,402
Function Goal(2)	10.0%	Rating determined by Compensation Committee			1.050%	2.100%	3.150%	125%	113%	$9,613

Total	100.0%				10.500%	21.000%	31.500%		112% of Target	$95,965
(1)	Measurement of Company non-interest expense.
(2)	Satisfactory conversion and integration of Commonwealth National Bank. Continued progress on the strategic deployment of capital.

Executive Vice President and Chief Financial Officer

	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement	Actual Payout
Earnings Per Share	50.0%	$0.54	$0.68	$0.82	4.375%	8.750%	13.125%	$0.70	107%	$17,522
Deposit Growth	10.0%	5.89%	7.37%	8.84%	0.875%	1.750%	2.625%	7.76%	113%	$3,705
Credit Quality
Non Performing/ Total Loans	5.0%	1.37%	1.14%	0.91%	0.438%	0.875%	1.313%	0.88%	150%	$2,453
Net Charge-offs/ Average Loans	5.0%	0.31%	0.26%	0.21%	0.438%	0.875%	1.313%	0.14%	150%	$2,453
Expense Control(1)	20.0%	$50,890	$42,409	$33,927	1.750%	3.500%	5.250%	$42,693	98%	$6,432
Function Goal(2)	10.0%	Rating approved by Compensation Committee			0.875%	1.750%	2.625%	100%	100%	$3,271

Total	100.0%				8.750%	17.500%	26.250%		110% of Target	$35,835
(1)	Measurement of Company non-interest expense.
(2)	Successful integration of the profitability analysis by product and business line.

Executive Vice President – Operations and Retail Sales

	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement (0% - 150%)	Actual Payout
Earnings Per Share	50.0%	$0.54	$0.68	$0.82	4.375%	8.750%	13.125%	$0.70	107%	$18,534
Deposit Growth	25.0%	5.89%	7.37%	8.84%	2.188%	4.375%	6.563%	7.76%	113%	$9,797
Credit Quality
Non Performing/ Total Loans	0.0%	1.37%	1.141%	0.91%	0.000%	0.000%	0.000%	0.88%	0%	$0
Net Charge-offs/ Average Loans	0.0%	0.31%	0.26%	0.21%	0.000%	0.000%	0.000%	0.14%	0%	$0
Expense Control(1)	15.0%	$50,890	$42,409	$33,927	1.313%	2.625%	3.938%	$42,693	98%	$5,103
Function Goal(2)	10.0%	Rating approved by Compensation Committee			0.875%	1.750%	2.625%	100%	100%	$3,460

Total	100.0%				8.750%	17.500%	26.250%		107% of Target	$36,894
(1)	Measurement of Company non-interest expense.
(2)	Research and development of the Worcester region branch expansion plan.

Executive Vice President – Chief Lending Officer

	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement (0% -150%)	Actual Payout
Earnings Per Share	50.0%	$0.54	$0.68	$0.82	4.375%	8.750%	13.125%	$0.70	107%	$18,534
Deposit Growth	10.0%	5.89%	7.37%	8.84%	0.875%	1.750%	2.625%	7.76%	113%	$3,919
Credit Quality
Non Performing/ Total Loans	10.0%	1.37%	1.14%	0.91%	0.875%	1.750%	2.625%	0.88%	150%	$5,190
Net Charge-offs/ Average Loans	10.0%	0.31%	0.26%	0.21%	0.875%	1.750%	2.625%	0.14%	150%	$5,190
Expense Control(1)	10.0%	$50,890	$42,409	$33,927	0.875%	1.750%	2.625%	$42,693	98%	$3,402
Function Goal(2)	10.0%	Rating approved by Compensation Committee			0.875%	1.750%	2.625%	100%	100%	$3,460

Total	100.0%				8.750%	17.500%	26.250%		115% of Target	$39,694
(1)	Measurement of Company non-interest expense.
(2)	Successful integration of the Commonwealth and United Bank credit cultures.

Executive Vice President – Commercial Lending Officer

	Performance Goals				Payment Range as a Percentage of Base Salary			Actual Achievement
Bank Measure	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achievement (0% –150%)	Actual Payout
Earnings Per Share	50.0%	$0.54	$0.68	$0.82	4.375%	8.750%	13.125%	$0.70	107%	$17,953
Deposit Growth	10.0%	5.89%	7.37%	8.84%	0.875%	1.750%	2.625%	7.76%	113%	$3,796
Credit Quality
Non Performing/ Total Loans	10.0%	1.37%	1.14%	0.91%	0.875%	1.750%	2.625%	0.88%	150%	$5,027
Net Charge-offs/ Average Loans	10.0%	0.31%	0.26%	0.21%	0.875%	1.750%	2.625%	0.14%	150%	$5,027
Expense Control(1)	10.0%	$50,890	$42,409	$33,927	0.875%	1.750%	2.625%	$42,693	98%	$3,295
Function Goal(2)	10.0%	Rating approved by Compensation Committee			0.875%	1.750%	2.625%	150%	125%	$4,189

Total	100.0%				8.750%	17.500%	26.250%		117% of Target	$39,287
(1)	Measurement of Company non-interest expense.
(2)	Strong and successful representation of United Bank in the Worcester Market.

Long-Term Equity Incentives

Equity incentives are among the most important elements of the total compensation package in that they directly align the interests of our named executive officers to the interests of the Company’s shareholders. In 2006, Company stockholders approved the 2006 United Financial Bancorp, Inc. Stock-Based Incentive Plan as part of our mutual holding company reorganization. In 2008, Company stockholders approved the 2008 United Financial Bancorp, Inc. Equity Incentive Plan as part of our second step conversion to full public status. In 2009, the Company assumed the CNB Financial equity plans in connection with the Company’s acquisition of Commonwealth National Bank. All employees and directors are eligible for equity awards under the United Financial equity plans. Under the assumed CNB plans, new hires and former Commonwealth National Bank employees who became employees of United Bank as of December 1, 2009, are eligible to receive stock option grants under the plans.

The United Financial equity plans provide for the award of restricted stock and stock options. In 2006 and 2008, at the time the United Financial plans were implemented, the Compensation Committee made one-time awards to our named executive officers. The size and type of these equity awards were consistent with the awards granted to executives at other converted banks. Approximately 70% of the initial awards made under the United Financial equity plans were in stock options and 30% in restricted stock. This ratio supports our philosophy of focusing on performance, as stock options deliver value only when the value of the Company’s common stock increases, while restricted stock provides focus on ownership and retention. See “Executive Compensation – Outstanding Equity Awards of Year End” for information on the equity awards granted to our named executive officers. All stock options granted under the United Financial and assumed CNB equity plans are made at the market price of the Company common stock at the time of grant. The Compensation Committee determines the vesting schedule for each award, subject to regulatory restrictions. The five year vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, or change in control and in the case of the 2006 Plan, retirement.

Currently, the Company is reviewing appropriate means and timing for continuing to incorporate equity compensation into its compensation program. The Compensation Committee did not grant equity awards to our named executive officers during fiscal 2010.

Retirement Benefits

We provide retirement benefits to our named executive officers through both qualified and non-qualified retirement plans. We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

Our named executive officers participate in several retirement plans, including benefits that are available to all of our employees. These plans include our Employee Stock Ownership Plan, Defined Benefit Plan (frozen as of April 30, 2007) and our Defined Contribution Retirement Plan.

In addition to the tax-qualified plans, the Bank maintains a non-qualified supplemental retirement plan for its named executive officers (the “SERP”). The SERP serves to help the Bank attract and retain executive talent by providing each participant with a supplemental retirement benefit equal to a percentage of the participant’s final average compensation. Participants vest in their benefit over a period of time and are subject to a two-year non-compete following separation of service in order to receive their SERP benefit. See “Executive Compensation – Pension Table – Supplemental Retirement Plan for Senior Executives” for additional information on the SERP benefits provided to our named executive officers. The Compensation Committee reviews the SERP design periodically with due consideration given to prevailing market practice, overall executive compensation philosophy and cost to the Bank.

Executive Agreements

We currently maintain an employment agreement with our President and Chief Executive Officer and change in control agreements with the other named executive officers. The agreements provide for a three-year term and may be renewed annually for an additional year so that the term remains fixed at three years. See “Executive Compensation – Potential Post-Termination Benefits” for additional information on these arrangements. Our agreements with our named executive officers are consistent with the agreements provided to senior executive officers in the banking industry, assist us in attracting and retaining top talent and reflect best practices, such as the exclusion of tax gross ups. The Compensation Committee believes that the employment agreement with our chief executive officer serves the interests of our Company and its shareholders by providing stability in management, outlining the terms and conditions of employment and ensuring that if a change in control is ever under consideration, our chief executive officer will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations of losing his job. The change in control agreements we maintain with our other named executive officers provide these executives with certain protections and benefits in the event of a change in control and help maintain stability in management during a change in control transaction.

Our decision to extend the term of an agreement with a named executive officer is discretionary and reflects our evaluation of the executive’s role in the company and his overall job performance. The Compensation Committee of the Board of Directors reviews each contracted officer’s performance and his agreement on an annual basis for purposes of determining whether to extend the term of the agreement for an additional year. The Compensation Committee also reviews the potential cost of these agreements on an annual basis.

In addition to employment and change in control agreements, we maintain split dollar life Insurance Agreements with Mr. Collins and Mr. Harvey. These agreements are endorsement split dollar agreements with respect to certain bank-owned life insurance. Upon the death of an executive officer while employed by United Bank, the executive officer’s designated beneficiary(ies) will receive an amount equal to the lesser of: (1) a specified dollar amount ($1.2 million in the case of Mr. Collins; $600,000 in the case of Mr. Harvey); or (2) the Net Death Benefit, which is the death benefit payable under the terms of the policy reduced by the cash surrender value of the policy.

In connection with the acquisition of Commonwealth National Bank in 2009, we entered into a Retention Agreement with Mr. Valade. Mr. Valade received a $175,000 payment under the agreement in January 2010. See “Executive Compensation – Retention Agreement” for additional information on Mr. Valade’s Retention Agreement.

Executive Perquisites

The only perquisite we provide our named executive officers, except for Mr. Roberts, is Bank-paid membership in a “country” or other type of social club for business development purposes. Personal use of these perquisites is subject to income taxation and the taxable amount of such benefit is recorded. Executive perquisites are reviewed annually by the Compensation Committee. The value of the executive perquisites are not considered for purposes of determining an annual incentive award, retirement benefit or any other type of benefit.

Stock Ownership Guidelines

We believe that it is in the best interest of our Company and its shareholders to align the personal financial interests of our directors and officers with those shareholders of the Company. In addition, we believe that stock ownership demonstrates a commitment to and belief in the long-term profitability of our Company. For these reasons, we maintain the following stock ownership guidelines for our board of directors and named executive officers.

Outside Directors	All non-executive members of the Board of Directors must own Company common stock valued at four times the average Board fee paid to each outside director.

Chief Executive Officer	Our President and Chief Executive Officer must own Company common stock valued at four times his annual base salary.

Other Named Executive Officers	All other named executive officers must own Company common stock valued at three times his annual base salary.

The Company reviews these guidelines on an annual basis to reflect changes in board fees and base salary. The Company has not established any minimum time period for an outside director or a named executive officer to satisfy the guidelines. All named executive officers continue to work towards achieving their ownership targets and hold a meaningful interest in our common stock.

Shares of Company common stock underlying options, held in the United Bank Employee Stock Ownership Plan, and unvested restricted stock awards, do not count toward the Company’s stock ownership guidelines.

Tax and Accounting Considerations

The Company considers the tax consequences of the compensation plans (to the individual and to the Company) in making compensation decisions. Specifically, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1.0 million if paid to certain individuals unless such compensation is “performance-based.” The Company does not consider base salary and the grant of options and stock under the Stock-Based Incentive Plan to be performance-based compensation and, therefore, such compensation would not be deductible to the Company to the extent it exceeds $1.0 million. However, in 2010, no such compensation exceeded $1.0 million for any named executive officer.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and the principal financial officer and the three most highly compensated executive officers of the Company. These five individuals are referred to as named executive officers in this proxy statement.

Name and principal position	Year	Salary ($)	Bonus ($)			Stock awards ($)		Option awards ($)		Non-equity incentive plan compensation ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)
Richard B. Collins President, Chief Executive Officer and Director	2010 2009 2008	$409,207 387,200 372,884	$	— — —		$	— — 588,830	$	— — 303,260	$95,965 84,932 73,390	$139,925 324,882 432,000	$60,545 71,133 67,893	$705,642 868,147 1,838,257
Mark A. Roberts Executive Vice President and Chief Financial Officer	2010 2009 2008	185,069 172,800 158,976		— — —			— — 291,500		— — 151,630	35,835 31,808 26,201	23,072 15,670 10,662	25,881 27,416 24,862	269,857 247,694 663,831
Keith E. Harvey Executive Vice President for Operations and Retail Sales	2010 2009 2008	196,669 190,000 183,407		— — —			— — 291,500		— — 151,630	36,894 37,331 39,340	84,931 91,731 138,368	33,326 38,359 36,761	351,820 357,421 841,006
J. Jeffrey Sullivan Executive Vice President and Chief Lending Officer	2010 2009 2008	196,669 190,000 183,407		— — —			— — 291,500		— — 151,630	39,694 33,970 29,025	27,687 19,542 16,098	32,032 36,587 36,672	296,082 280,099 708,332
Charles R. Valade(4) Executive Vice President Commercial Lending- Worcester Region	2010 2009	190,500 13,519		175,000 —	(5)		— 258,800		— 208,000	39,287 —	41,154 658,461	24,662 65,612	470,603 1,204,392

(1)	Represents awards made pursuant to the Bank’s Annual Incentive Plan. Awards earned during 2010 were paid in March 2011.
(2)	For 2010, represents an increase in pension value of $24,770, $0, $57,043, $2,107 and $0 for Messrs. Collins, Roberts, Harvey, Sullivan and Valade, respectively, and increase in nonqualified deferred compensation earnings of $115,115, $23,072, $27,888, $25,580 and $41,154 for Messrs. Collins, Roberts, Harvey, Sullivan and Valade, respectively.
(3)	Details of the amounts reported in the “All Other Compensation” column for 2010 are provided in the table below. For officers other than Mr. Collins, the table excludes perquisites, which did not exceed $10,000 in the aggregate for each of the named executive officers.

	Mr. Collins		Mr. Roberts	Mr. Harvey	Mr. Sullivan	Mr. Valade
Perquisites	$12,760	(a)	$—	$—	$—	$—
Market value of allocations under employee stock ownership plan	15,526		9,654	14,157	14,300	9,143
Matching contributions to 401(k) plan	12,250		9,242	9,833	9,827	9,519
Imputed Income from Split Dollar Life Agreements.	4,040		—	1,431	—	—
Dividends paid on stock awards	15,969		6,985	7,905	7,905	6,000

(a)	Consists of automobile costs for half of 2010 and country club dues for all of 2010.

(4)	Mr. Valade joined United Bank on December 1, 2009.
(5)	Represents a retention bonus paid on January 31, 2010 in connection with the Company’s acquisition of CNB Financial Corp. in November 2009.

Employment Agreement

The Bank maintains an employment agreement with Mr. Collins. The agreement has an initial term of three years and may be renewed by the Board of Directors following a review of executive’s job performance for an additional year so that the remaining term will be three years. The Board of Directors has approved the extension of the employment agreement through April 30, 2013. The employment agreement provides for a base salary and, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments that Mr. Collins may receive upon termination of employment.

Upon termination of Mr. Collins’ employment other than in connection with a change in control, he agrees not to compete with the Bank for a period of one year following termination of his employment within 25 miles of any existing branch of the Bank or any subsidiary of the Company, or within 25 miles of any office for which the Bank, or a subsidiary, has filed an application for regulatory approval to establish an office.

Retention Agreement

In connection with the acquisition of Commonwealth National Bank, the Bank entered into a retention agreement with Mr. Valade, pursuant to which he was appointed as an Executive Vice President of United Bank with an annual salary of $185,000. Under the terms of his agreement, Mr. Valade is eligible to receive an incentive cash bonus with a target of 25% of his annual base salary. In addition, Mr. Valade has also been designated to participate in the Bank’s Supplemental Retirement Plan for Senior Executives. Under the terms of the plan, he will receive a benefit at age 65 equal to 30% of final average pay, payable over a period of up to 15 years. See “Supplemental Retirement Plan for Senior Executives” for further detail on SERP benefits. In connection with his execution of the Retention Agreement, Mr. Valade received a signing bonus of $175,000 on January 31, 2010 and a retention payment of $75,000 on January 31, 2011. Mr. Valade will receive an additional retention payment of $75,000 on January 31, 2012 if he remains employed with United Bank on such dates or was terminated without “cause” or resigned for “good reason” before such dates. Under the terms of the Retention Agreement, Mr. Valade agrees that he will not engage in activities that would compete with United Bank for a period of two years from the closing of the Commonwealth National Bank acquisition and within 25 miles of the former headquarters of Commonwealth National Bank.

Change in Control Agreements

The Bank maintains change in control agreements with Messrs. Harvey, Sullivan, Roberts and Valade. The agreements provide certain benefits to these individuals if a change in control of the Company or the Bank occurs. The agreements provide for a term of 36 months. Commencing on each anniversary date of the agreements and following a review of each executive’s job performance, the Board of Directors may extend the agreements for Messrs, Harvey, Roberts, Valade and Sullivan for an additional year such that the term of each agreement will remain 36 months. The Board of Directors has approved the extension of each agreement through April 30, 2013.

Grant of Plan-Based Awards

The following table sets forth for 2010 certain information as to grants of plan-based awards for the named executive officers.

	Estimated Possible Payouts Under Non-Equity Income Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Richard B. Collins	$43,775	$87,549	$131,324
Mark A. Roberts	16,354	32,708	49,061
Keith E. Harvey	17,299	34,598	51,896
J. Jeffrey Sullivan	17,299	34,598	51,896
Charles R. Valade	16,756	33,513	50,269

(1)	These columns show the possible payouts for each named executive officer under the Bank’s 2010 Annual Incentive Plan.

Annual Incentive Plan.  Our 2010 Annual Incentive Plan was designed to recognize and reward employees for their collective contribution to our success. Each Plan participant was given a target incentive opportunity that was expressed as a percentage of base salary. To receive a cash incentive under the Plan, the Bank was required to achieve specific financial performance measures. See “Compensation Discussion and Analysis” for a detailed discussion of the 2010 Annual Incentive Plan.

Stock-Based and Equity Incentive Plans.  We maintain our 2006 Stock-Based Incentive Plan and the 2008 Equity Incentive Plan to provide officers, employees and directors of the Company and the Bank with additional incentives to promote the growth and performance of the Company. The plans provide for the grant of stock options, stock appreciation rights and restricted stock awards. See “Compensation Discussion and Analysis” for a detailed discussion of our 2006 Stock-Based Incentive Plan and our 2008 Equity Incentive Plan.

Outstanding Equity Awards of Year End

The following table sets forth information with respect to outstanding equity awards as of December 31, 2010 for the named executive officers.

Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Richard B. Collins	98,249	24,562	$12.35	8/17/16	10,512	$160,518
	47,200	70,800	11.66	6/19/18	30,300	462,681

Mark A. Roberts	49,124	12,282	12.35	8/17/16	3,435	52,452
	23,600	35,400	11.66	6/19/18	15,000	229,050

Keith E. Harvey	49,124	12,282	12.35	8/17/16	5,204	79,465
	23,600	35,400	11.66	6/19/18	15,000	229,050

J. Jeffrey Sullivan	49,124	12,282	12.35	8/17/16	5,204	79,465
	23,600	35,400	11.66	6/19/18	15,000	229,050

Charles R. Valade	—	50,000	12.94	12/1/19	20,000	305,400
	8,257	—	16.35	4/15/14	—	—
	7,510	—	15.44	4/21/15	—	—
	9,083	—	15.74	5/6/16	—	—
	10,734	—	14.05	3/22/17	—	—

(1)	Except for Mr. Valade, all restricted stock awards and stock options granted to named executive officers vest in five equal installments beginning on the first anniversary date of the grant. For Mr. Valade, awards vest at a rate of 40% on the second anniversary of the date of grant and 20% per year on each anniversary thereafter.
(2)	Based on the closing price of $15.27 per share as of December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth information with respect to the vesting of stock awards for each named executive officer, on an aggregate basis, during 2010. No stock options were exercised by the named executive officers in 2010.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Richard B. Collins	20,612	$293,558
Mark A. Roberts	8,435	120,383
Keith E. Harvey	10,204	145,326
J. Jeffrey Sullivan	10,204	145,326
Charles R. Valade	—	—

Retirement Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2010 for the named executive officers.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)

Richard B. Collins	Defined Benefit Pension Plan	6	$255,385
	Supplemental Retirement Plan for Senior Executives	10	2,279,702

Mark A. Roberts	Supplemental Retirement Plan for Senior Executives	5	57,127

Keith E. Harvey	Defined Benefit Pension Plan	23	547,100
	Supplemental Retirement Plan for Senior Executives	26	671,599

J. Jeffrey Sullivan	Defined Benefit Pension Plan	4	33,269
	Supplemental Retirement Plan for Senior Executives	7	75,211

Charles R. Valade	Supplemental Retirement Plan for Senior Executives	10	699,615

(1)	In quantifying the present value of the current accrued benefit for each of the named executive officers in the pension benefits table above, the Bank assumed a blended annual interest rate of 3.38%, 5.13% and 5.37% to comply with the requirements of the Pension Benefits Protection Act. In addition, the accrued benefit for each participant was calculated based on the participant’s credited service under the plan, his age, his expected mortality (using IRS mortality tables), and his final average compensation and covered compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation) as of April 30, 2007, when the Bank froze benefit accruals under the plan.

Defined Benefit Pension Plan.  In April 2007, the Bank froze its defined benefit plan. As of that date participants were given no further credit for service or benefit accruals. The frozen plan provides that participants vest in their retirement benefits at the rate of 20% per year, starting upon completion of two years of vesting service, and become fully vested after six years. They also become 100% vested upon early, normal, or deferred retirement, or death. A participant’s retirement benefit is generally based on 0.75% of the participant’s final average compensation (equal to the average of the participant’s highest three consecutive calendar years’ compensation), plus 0.5% of the final average compensation in excess of the participant’s covered compensation (equal to the average of the Social Security Wage Base in effect during the 35 years before the participant’s Social Security normal retirement date), times all years of service from January 1, 1989 through April 2007. If an employee participated under a prior plan formula as of December 31, 1988, any accrued benefits under that plan will be added to his benefit under the current plan.

The plan permits early retirement at age 62, at age 55 with at least five years’ service, and at age 50 with at least 15 years’ service. Participants who retire on or after age 62 will be entitled to an unreduced accrued pension. Participants who retire early before age 62 receive a reduced accrued pension. As of December 31, 2010, Messrs. Collins and Harvey were eligible for early retirement.

Supplemental Retirement Plan for Senior Executives.  The Bank implemented a Supplemental Retirement Plan effective October 1, 2007 for certain executive officers. Currently, Messrs. Collins, Harvey, Roberts, Sullivan and Valade are participants in the Plan. The Plan provides that each executive will receive supplemental benefits, to the extent vested, commencing 180 days following separation from service. As of December 31, 2010, Messrs. Collins, Harvey and Valade were 100% vested in their plan benefits. Messrs. Roberts and Sullivan become 100% vested in their supplemental benefits after 10 years of service. Each participant’s supplemental benefit equals a percentage of the participant’s final average compensation (as set forth in each executive’s participation agreement), multiplied by a fraction, the numerator of which is the executive’s years of employment with the Bank and the denominator of which is set forth in the executive’s participation agreement. Final average compensation is defined in the plan as the three-year average of the highest base salary and bonus paid to each executive during the last five years of each executive’s employment with the Bank. Supplemental benefits are distributed as of the executive’s normal benefit date and are payable in a lump sum, unless a participant has elected, at the time of execution of his participation agreement, to receive an annuity or other form of benefit.

If an executive is less than age 62 at the time of commencement of his supplemental benefit, his benefit will be further reduced by 5% per year for each year before age 62 that the benefit payment commences.

Equity Awards.  Under the 2006 Stock-Based Incentive Plan, upon retirement, outstanding stock options vest and remain exercisable until the later of one year after the date of termination or until the expiration date of the stock options and unvested shares of restricted stock vest. For these purposes, retirement is defined as retirement from employment at age 65 and completion of 15 years of employment or the completion of 25 years of employment. Under the 2008 Equity Incentive Plan, upon retirement, unvested outstanding stock options and restricted stock awards are forfeited.

Annual Incentive Plan. Individuals who retire during the plan year receive a pro-rata portion of their incentive award based on the retirement date.

Potential Post-Termination Benefits

Payments Made Upon Termination for Cause or Voluntary Termination by Executive Without Good Reason.  Mr. Collins’ employment agreement provides that if he is terminated for cause or he elects to voluntarily terminate his employment with the Bank without Good Reason (as defined below), Mr. Collins has no right to any compensation or benefits after his termination date. If Messrs. Harvey, Roberts, Sullivan or Valade are terminated for cause or voluntarily terminate employment with the Bank without Good Reason, they will receive only compensation earned as of their termination date and will forfeit all awards granted under the Company’s stock-based benefit plans. In addition, those officers participating in the Supplemental Retirement Plan will forfeit all benefits in the event of termination for cause and if they elect to voluntarily terminate employment with the Bank, the executives will be entitled to a supplemental benefit calculated in the manner set forth under “Retirement Benefits—Supplemental Retirement Plan for Senior Executives” above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement. All benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

Participants in the Bank’s Annual Incentive Plan will receive no incentive award if the participant is terminated by the Bank or the participant elects to voluntarily terminate his service for reasons other than retirement before the date the incentive award is paid.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination for Good Reason.  Mr. Collins’ employment agreement provides that if the Bank terminates his employment without cause or if he terminates his employment upon: (1) failure of the Bank to re-elect or re-appoint him as President and Chief Executive Officer; (2) a material change in Mr. Collins’ duties or responsibilities that would cause his job to be of lesser importance, scope or responsibility; (3) a material reduction in Mr. Collins’ compensation or benefits; (4) a relocation of Mr. Collins’ principal place of work by more than 25 miles; (5) dissolution or liquidation of the Bank or the Company; or (6) a breach of the employment agreement by the Bank (collectively referred to in this proxy statement as “Good Reason”), Mr. Collins is entitled to a lump sum payment equal to three times the sum of: (1) his base salary at the time of his termination of employment and (2) the highest rate of bonus awarded to Mr. Collins during the three years preceding his termination of employment. In addition to a cash payment, Mr. Collins is entitled to receive continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage he had before his termination of employment. The insurance coverage will cease upon the earlier of: (1) thirty-six months from his date of termination or (2) the date Mr. Collins becomes eligible for Medicare coverage, provided further, that if Mr. Collins is covered by family coverage or coverage for self and spouse, his family or spouse will continue to be covered for the remainder of the 36-month period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less. Mr. Collins will also receive a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period within 30 days following his termination of employment.

Messrs. Harvey, Roberts, Sullivan and Valade do not have employment agreements with the Bank or the Company, therefore the executives are not entitled to any contracted severance benefits if they are involuntarily terminated without Cause.

Under the Bank’s Supplemental Retirement Plan, if the executive has a separation from service (other than due to cause, death or disability) before attaining his benefit age, he will be entitled to a supplemental benefit calculated in the manner set under “Retirement Benefits—Supplemental Retirement Plan for Senior Executives” above, and if applicable, multiplied by the executive’s vesting rate set forth in his participation agreement.

Our equity plans provide that if a participant is terminated for reasons other than death, disability, retirement or a change in control all unvested stock awards and stock options are forfeited and all vested and unexercised stock options remain exercisable in accordance with the terms of each executive’s award agreements.

All vested benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

Unless otherwise determined by the Bank, participants in the Bank’s Annual Incentive Plan will receive no incentive award if they are terminated by the Bank for any reason.

Payments Made Upon Disability.  Mr. Collins’ employment provides if he is terminated due to disability, the Bank will continue to pay his salary for the longer of one year or the remaining term of the agreement, reduced by payments to him under any applicable disability program. Messrs.

Harvey, Roberts, Sullivan and Valade do not have employment agreements with the Bank or the Company, therefore the executives are not entitled to any contracted disability benefits; however, they are eligible to participate in the Bank-sponsored short-term and long-term disability programs.

Our equity plans provide that if a participant is terminated due to disability, all outstanding stock awards and stock options will vest. All vested and unexercised stock options remain exercisable in accordance with the terms of each executive’s award agreement.

All vested benefits provided under the Bank’s tax-qualified plans will be distributed to the executives upon separation from service, regardless of the reason for the separation from service in accordance with the terms of the plans and each participant’s benefit elections.

If a participant in the Bank’s Annual Incentive Plan is disabled by accident or illness, and is disabled long enough to be placed on long-term disability, his or her bonus award for the Plan period will be pro-rated so that no award will be earned during the period of long-term disability.

Payments Made Upon Death.  Mr. Collins’ employment agreement provides that if he dies during the term of his agreement, his estate or named beneficiaries will be paid his base salary in effect as of his death for one year from the date of his death and his family will continue to receive medical and dental coverage for one year from his death.

Under our Supplemental Retirement Plan, if an executive dies before attaining his benefit age but while employed at the Bank, the executive’s beneficiary will be entitled to a death benefit equal to the present value of the accrued annuity benefit as of the date of death, without any pre-retirement reductions, payable in a lump sum.

The Bank entered into Split Dollar Life Insurance Agreements with Messrs. Collins and Harvey. The agreements are intended to be non-equity, endorsement split dollar agreements with respect to certain life insurance policies issued by a duly licensed life insurance company identified in the agreements. Pursuant to the agreements, the Bank pays an amount equal to the planned premiums and any other premium payments that might become necessary to keep the insurance policies in force. Upon the death of an executive officer while employed by the Bank, the executive officer’s designated beneficiary(ies) will receive an amount equal to the lesser of: (1) a specified dollar amount ($1.2 million in the case of Mr. Collins; $600,000 in the case of Mr. Harvey); or (2) the death benefit payable under the terms of the policy reduced by the cash surrender value of the policy. The Bank shall at all times be entitled to all of the insurance policies’ cash values, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. The agreements will continue in existence only for so long as each executive officer remains employed by the Bank and will terminate on the termination of the executive officer’s employment (other than due to his death).

Our equity plans provide that if a participant dies, all outstanding stock awards and stock options will vest. All vested and unexercised stock options remain exercisable by the participant’s beneficiary or estate in accordance with the terms of each executive’s award agreement.

In the event of death, the Bank will pay a pro-rata portion of a participant’s incentive award earned under the Bank’s Annual Incentive Plan to the participant’s estate.

Payments Made Upon a Change in Control.  Mr. Collins’ employment agreement provides if his employment is involuntarily terminated either before or following a change in control (for reasons other than cause, death, disability or retirement), he resigns during the term of the agreement (whether before or after a change in control) after specified circumstances set forth in the agreement that would constitute constructive termination or he resigns at any time during the term of the agreement following a change in control of the Company as a result of a failure to renew or extend the agreement, Mr. Collins would receive three times the sum of (1) his base salary and (2) the highest rate of bonus awarded to him during the prior three years. Mr. Collins will also receive, within 30 days following his termination of employment, a lump sum cash payment equal to the present value (discounted at 6%) of contributions that would have been made on his behalf by the Bank under its 401(k) plan and employee stock ownership plan and any other defined contribution plans as if he had continued working for the 36-month period. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Under each of the change in control agreements, following a change in control of the Company, the executive is entitled to a payment if the executive’s employment is involuntarily terminated during the term of the agreement, other than for “cause” (as defined in the agreements), death or disability. Involuntary termination includes the executive’s termination of employment during the term of the agreement and following a change in control after specified circumstances set forth in the agreement that constitute constructive termination. In addition, for the first 12 months following a change in control, if the Company (or its successor) fails to renew the agreement, the executive can voluntarily resign and receive the severance payment. If the executive is entitled to receive payments pursuant to the agreement, the executive will receive a cash payment of up to a maximum of two times the sum of his base salary and highest rate of bonuses awarded to him over the prior three years, subject to applicable withholding taxes. Notwithstanding any provision to the contrary in the agreement, payments under the agreement are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Under the Supplemental Retirement Plan, if a change in control of the Company occurs, the executive will be entitled to a supplemental benefit calculated as if the executive had attained his benefit age and his base salary had increased 5% per year until his benefit age; provided, however, the benefit will be reduced, if necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code. If the executive’s employment terminates within two years following a change in control, the executive’s supplemental benefit will be paid in a lump sum. If the executive’s employment terminates more than two years following the change in control, the supplemental benefit will be paid at the time and in the form elected by the executive. If the change in control occurs after the executive commences receiving supplemental benefit payments and the executive has made an election in his participation agreement, the present value of the remaining payments will be paid in a lump sum.

Our equity plans provide, in the event of a change in control (as defined in the plans), that all outstanding stock options and stock awards vest. All vested and unexercised stock options will remain exercisable in accordance with the terms of each executive’s award agreement. The value of the accelerated options is included when determining whether payments constitute excess parachute payments under Section 280G of the Internal Revenue Code.

Payments under the Bank’s Annual Incentive Plan will not be accelerated in the event of a change in control. If a plan participant is terminated in connection with a change in control before his or her incentive award is paid, the participant will forfeit any award earned under the Annual Incentive Plan.

Potential Post-Termination Benefits Table. The amount of compensation payable to each named executive officer upon the occurrence of certain events shown below. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The amounts shown relating to unvested options and awards are based on $15.27 per share, which was the fair market value of United Financial Bancorp common stock on December 31, 2010. The actual amounts to be paid can only be determined at the time of such executive’s separation from United Financial Bancorp.

	Voluntary Resignation Without Good Reason		Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change in control	Retirement	Disability		Death
Richard B. Collins
SERP	$2,279,702		$2,279,702		$2,279,702	$2,279,702	$2,279,702		$2,279,702
Employment Agreement(1)
Cash payment	—		1,505,496		1,505,496	—	822,748		416,900
Health and welfare benefits(2)	—		35,532		35,532	—	—		11,843
Employer contribution under tax-qualified plans	—		81,125		81,125	—	—		27,776
Acceleration value of equity Awards	—		—		950,514	232,245	950,514		950,514
Annual Incentive Plan	—		—		—	95,965	95,965	(3)	95,965
Split Dollar Agreement	—		—		—	—	—		1,200,000
Mark A. Roberts
SERP	$—	(4)	$—	(4)	$523,739	$—	$523,739		$190,425
Change in Control Agreement(1)
Cash payment	—		—		437,416	—	—		—
Health and welfare benefits(2)	—		—		23,696	—	—		—
Employer contributions under tax-qualified plans	—		—		36,683	—	—		—
Acceleration value of equity Awards	—		—		445,160	—	445,160		445,160
Annual Incentive Plan	—		—		—	35,835	35,835	(3)	33,835
Keith E. Harvey
SERP	$671,599		$671,599		$686,628	$671,599	$686,628		$671,599
Change in Control Agreement(1)
Cash payment	—		—		470,062	—	—		—
Health and welfare benefits(2)	—		—		25,026	—	—		—
Employer contributions under tax-qualified plans	—		—		46,799	—	—		—
Acceleration value of equity Awards	—		—		472,173	—	472,173		472,173
Annual Incentive Plan	—		—		—	36,894	36,894	(3)	36,894
Split Dollar Agreement	—		—		—	—	—		600,000

(footnotes on next page)

	Voluntary Resignation Without Good Reason		Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change in control		Retirement	Disability		Death
J. Jeffrey Sullivan
SERP	$—	(4)	$—	(4)	$517,149		$—	$517,149		$300,844
Change in Control Agreement(1)
Cash payment	—		—		463,340		—	—		—
Health and welfare benefits(2)	—		—		24,198		—	—		—
Employer contributions under tax-qualified plans	—		—		47,075		—	—		—
Acceleration value of equity Awards	—		—		472,173		—	472,173		472,173
Annual Incentive Plan	—		—		—		39,694	39,694	(3)	39,694

Charles R. Valade
SERP	$699,615		$699,615		$937,544		$699,615	$937,544		$823,076
Change in Control Agreement(1)
Cash payment	—		—		383,000		—	—		—
Health and welfare benefits(2)	—		—		3,962	(5)	—	—		—
Employer contributions under tax-qualified plans	—		—		36,182		—	—		—
Acceleration value of equity Awards	—		451,400	(5)	451,400		451,400	451,400		451,400
Annual Incentive Plan	—		—		—		39,287	39,287	(3)	39,287
Retention Agreement (6)	—		150,000		150,000		150,000	150,000		150,000
(1)	The amounts shown do not reflect a reduction required by Section 280G of the Internal Revenue Code. See “Potential Post-Termination Payments—Payments Made Upon a Change in Control.”
(2)	Calculated based on insurance coverage for 24 months (36 months for Mr. Collins) following separation of service and does not factor in Medicare eligibility.
(3)	Assumes the executive is terminated in connection with his disability and was not receiving long-term disability at any time during the 2010 Plan Year therefore no pro-ration was necessary.
(4)	The executive had no vested interest in his SERP benefit as of December 31, 2010.
(5)	Mr. Valade does not participate in the Bank’s health insurance program. Amounts shown reflect dental coverage only.
(6)	Mr. Valade’s Retention Agreement provides for full vesting upon his involuntary termination without cause or voluntary termination for Good Reason.

Governance Committee Procedures

Procedures for the Recommendation of Director Nominees by Stockholders

The Governance Committee has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Governance Committee will consider candidates submitted by the Company’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to our Corporate Secretary at 95 Elm Street, West Springfield, Massachusetts 01089. The Corporate Secretary must receive a submission not less than 90 days before the anniversary date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance Committee;

•

the name and address of the stockholder as he or she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Stockholder Proposals and Nominations.”

Process for Identifying and Evaluating Nominees

The Governance Committee identifies nominees for the Board of Directors by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

Minimum Qualifications

The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•	has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq Global Select Market listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert. When identifying nominees to serve as director, the Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance.

Stockholder Communications

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual director can write to the Corporate Secretary of the Company at 95 Elm Street, West Springfield, Massachusetts 01089, Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

Transactions with Related Persons

The Bank makes loans to persons affiliated with the Company and the Bank in the normal course of its business. All transactions, including such loans, between the Bank and the Company’s executive officers, directors, nominees for director, holders of 10% or more of the shares of its common stock and affiliates thereof, and immediate family members of such persons, (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans to other persons and (C) did not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans outstanding to directors and executive officers and their related interests was $2.0 million at December 31, 2010.

The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, however, one of which is applicable to the Company. Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

While the Company and the Bank do not have formal written policies and procedures for review of such transactions, all such transactions are monitored and documented by management, and reviewed and ratified by the full Board of Directors (with the affected Board member abstaining from the discussion and vote). In ratifying such transactions, the Board of Directors considers, among other things, the potential impact of the transaction on the independence of the affected Board member.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in United Financial common stock during the year ended December 31, 2010.

Stockholder Proposals and Nominations

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 95 Elm Street, West Springfield, Massachusetts 01089, no later than November 17, 2011. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business or nominations to the Board of Directors to be brought before an annual meeting. For a stockholder to properly bring business before this annual meeting or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not later than the close of business on the 90th day before the date of the annual meeting and not earlier than the close of business on the 120th day before the date of the annual meeting. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

A stockholder’s notice must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and in the case of nominations to the Board of Directors, certain information regarding the nominees; (2) the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (3) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder and the beneficial owner; (4) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business; and (5) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Miscellaneous

The Company will pay the cost of this proxy solicitation. Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees. None of these persons will receive additional compensation for these activities. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY UNITED FINANCIAL BANCORP, INC.

				For	With - hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 21, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints the full Board of Directors, with full powers of substitution in each, to act as attorneys and proxies for the undersigned to vote all shares of common stock of United Financial Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Majestic Theatre, 131 Elm Street, West Springfield, Massachusetts at 11:00 a.m. (local time) on April 21, 2011, and at any and all adjournments thereof.		1.	The election as directors of all nominees listed below each to serve for a three-year term:	☐	☐	☐
Paula A. Aiello Richard B. Collins Michael F. Werenski
INSTRUCTION: To withhold your vote for one or more nominees, Mark the “For All Except” box and write the name of the nominee(s) on the line below.
		2.	The ratification of the appointment of Grant	For	Against	Abstain
			Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
				For	Against	Abstain
		3.	The approval of an advisory vote on the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐
			One Year	Two Years	Three Years	Abstain
		4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers. ☐	☐	☐	☐
The Board of Directors recommends a vote “FOR” each of the listed nominees and the proposals set forth in (2) and (3) above and for “One Year” with respect to proposal (4) above.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES AND THE PROPOSALS SET FORTH IN (2) AND (3) ABOVE AND FOR “ONE YEAR” WITH RESPECT TO PROPOSAL (4) ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES IN THEIR BEST JUDGEMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to date and sign this proxy card in the box below.	Date		PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		"	☐
Sign above

x	y

¿	Detach above card, sign, date and mail in postage paid envelope provided.	¿

UNITED FINANCIAL BANCORP, INC.

Should the above signed be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of United Financial Bancorp, Inc. at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above signed acknowledges receipt from United Financial Bancorp, Inc. prior to the execution of this proxy of a notice of the annual meeting, annual report and a proxy statement.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2011—THE ANNUAL MEETING PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND UNITED FINANCIAL BANCORP, INC.’S 2010 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE ON THE INTERNET AT HTTP://WWW.UBNKPROXYMATERIALS.COM.

Please complete and date this proxy and return it promptly

in the enclosed postage-prepaid envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

United Financial Bancorp, Inc.

To:	All Participants in the United Bank Employee Stock Ownership Plan

In accordance with the terms of the United Bank Employee Stock Ownership Plan (the “ESOP”), enclosed with this letter is a blue voting instruction card that is being provided to you to convey your voting instructions to First Bankers Trust Services, Inc. (the “ESOP Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of United Financial Bancorp, Inc. (the “Company”) on April 21, 2011 (the “Annual Meeting”). Also enclosed is a Notice and Proxy Statement for the Annual Meeting and a copy of the Company’s Annual Report to Stockholders.

As an ESOP participant, you are entitled to vote all shares of Company common stock allocated to your ESOP account as of March 4, 2011, the record date for the Annual Meeting. You will notice two new votes on the proxy card this year as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The first is what’s known as “say on pay” and gives you, the shareholder, the right to issue a non binding vote on the pay practices reported in the proxy for the Company’s named executive officers. The second is a vote on how frequently we will ask our shareholders for a say on pay vote. We recommend that shareholders be able to vote on this matter annually based on best practice.

To direct the voting of shares of Company common stock allocated to your ESOP account you must complete, sign, date and return the enclosed Voting Instruction Card to Registrar and Transfer Company no later than 5:00 p.m. Eastern Time on April 14, 2011. Registrar and Transfer Company has been engaged by United Bank (the “Bank”) to tabulate all of the ESOP participant voting instructions for the Annual Meeting. Once tabulated, Registrar and Transfer Company will provide the results to the ESOP Trustee who will vote the shares of Company common stock on your behalf. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by Registrar and Transfer Company on or before April 14, 2011. If you do not direct the ESOP Trustee as to how to vote the shares of Company common stock allocated to your ESOP account or your instructions are not received by April 14, 2011, the ESOP Trustee will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties. The ESOP Trustee will vote all unallocated shares held in the ESOP Trust in the same proportion as shares for which it has received timely voting instructions.

Your voting instructions will not be revealed, directly or indirectly, to any employee or director of United Financial Bancorp, Inc. or United Bank (the “Bank”). If you hold shares outside of a Bank-sponsored plan you will receive separate proxy cards for those shares of Company common stock. Please vote all of the proxy cards and/or voting instruction cards you receive from the Company.

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	VOTE INSTRUCTION CARD UNITED FINANCIAL BANCORP, INC.

					For	Vote With held	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 21, 2011 The undersigned hereby directs the ESOP Trustee to vote all shares of Common Stock of United Financial Bancorp, Inc. at the Annual Meeting of Stockholders of United Financial Bancorp, Inc. to be held at the Majestic Theatre, 131 Elm Street, West Springfield, Massachusetts at 11:00 a.m. (local time) on April 21, 2011, and at any and all adjournments thereof. The ESOP Trustee is authorized to cast all votes with respect to the shares in my account as follows:		E	1.	The election as directors of all nominees listed below each to serve for a three-year term:	☐	☐	☐
		S O		Paula A. Aiello Richard B. Collins Michael F. Werenski
		P		INSTRUCTION: To withhold your vote for one or more nominees, Mark the “For All Except” box and write the name of the nominee(s) on the line below.
			2.	The ratification of the appointment of Grant	For	Against	Abstain
				Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
					For	Against	Abstain
			3.	The approval of an advisory vote on the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	☐	☐
				One Year	Two Years	Three Years	Abstain
			4.	An advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers. ☐	☐	☐	☐
The Board of Directors recommends a vote “FOR” each of the listed nominees and the proposals set forth in (2) and (3) above and for “One Year” with respect to proposal (4) above.

Please be sure to sign and date this Vote Authorization Form in the box below.	Date

ESOP Participant sign above

x	y

¿	Detach above card, sign, date and mail in postage paid envelope provided.	¿

UNITED FINANCIAL BANCORP, INC.

This Vote Authorization Form is solicited by the ESOP Trustee. This Vote Authorization Form will be voted as directed, but if no instructions are specified, this Vote Authorization Form will be voted for each of the nominees and the proposals set forth in (2) and (3) above and for “One Year” with respect to proposal (4) above. If any other business is presented at such meeting, this Vote Authorization Form will be voted by the ESOP Trustee in the best interest of participants and beneficiaries of the ESOP. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

The undersigned acknowledges receipt from us prior to execution of this Vote Authorization Form of a Notice of the Annual Meeting and a Proxy Statement dated March 16, 2011.

Please complete and date this Vote Authorization Form and return it promptly in the enclosed postage-prepaid envelope to be received no later than 5:00 p.m. on April 14, 2011.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.